FOR IMMEDIATE RELEASE

Diversified Restaurant Holdings Reports Positive Preliminary
Same Store Sales for Fourth Quarter 2018;
Executes Agreement to Acquire Nine Buffalo Wild Wings Restaurants

2.2% same-store sales growth in fourth quarter breaks 11-quarter negative trend;
Positive momentum has continued into 2019
SOUTHFIELD, MI, February 28, 2019 -- Diversified Restaurant Holdings, Inc. (Nasdaq: SAUC) (“DRH” or the "Company"), one of the largest franchisees for Buffalo Wild Wings® ("BWW") with 64 stores across five states, announced preliminary unaudited sales results for the fourth quarter and year ended December 30, 2018. DRH also announced that it has entered into an agreement to acquire nine BWW restaurants located in the Chicago market for $22.5 million.
David G. Burke, President and CEO stated, “We achieved our first positive quarterly same-store sales result in three years and are encouraged with the early read into 2019, as our quarter-to-date same-store sales have continued to trend positively, despite severe weather across many of our regions. Excluding those weather-related days, same-store sales growth has been over 3% and traffic is the leading driver. We believe this is a testament to the creative, measured approach being taken by the new franchisor to reenergize and rebuild the Buffalo Wild Wings brand, coupled with our focus on guest experience, loyalty attachment and development of the delivery channel. We believe there is a significant opportunity to build on this momentum throughout the year as we execute on forthcoming brand-enhancing initiatives with the support of a new, comprehensive marketing and promotion strategy, starting in mid-March.”
He continued, “Given our excitement with the changes being made at BWW, we believe that prudent, timely expansion will deliver shareholder value. This transaction is particularly attractive to us because the restaurants are located within our existing Midwest footprint, centered in the Chicago market area where we currently have nine other locations. With this additional scale, we expect to further leverage our infrastructure, systems, marketing spend and leading operational expertise to drive improved results in these locations.”
These restaurants generated approximately $32.7 million in revenue and approximately $4.5 million of EBITDA in 2018. DRH expects to complete the purchase in the second quarter, subject to franchisor consent and waiving of its right of first refusal, as well as customary closing conditions. Mr. Burke concluded, “We are evaluating various alternatives to financing this transaction, which presents a tremendous recapitalization opportunity for DRH aimed at adding longer-term stability and driving future value creation.”
Preliminary 2018 Sales Results
Total revenue for the 2018 fourth quarter (a 13-week period) was $39.1 million compared with $41.9 million in the fourth quarter of 2017 (a 14-week period). Fourth quarter, 13-week comparable sales were up 2.2%, the first positive quarter since 2015. For the full year 2018 (a 52-week period), the Company estimates total revenue was $153.1 million compared with $165.5 million in 2017 (a 53-week period).
Preliminary results remain subject to the completion of normal year-end accounting procedures and are subject to change. The Company will release financial and operating results for its fourth quarter and year ended December 30, 2018 on March 7, 2019.
About Diversified Restaurant Holdings, Inc.
Diversified Restaurant Holdings, Inc. is one of the largest franchisees for Buffalo Wild Wings with 64 franchised restaurants in key markets in Florida, Illinois, Indiana, Michigan and Missouri. DRH’s strategy is to generate cash, reduce debt and leverage its strong franchise operating capabilities for future growth. The Company routinely posts news and other important information on its website at http://www.diversifiedrestaurantholdings.com.

Safe Harbor Statement
The information made available in this news release contain forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties, actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the franchisor waiving its right of first refusal, our ability to obtain financing for the acquisition, the success of initiatives aimed at improving the Buffalo Wild Wings brand, the impact of economic and industry conditions, competition, food safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

For more information, contact:
Investor and Media:
Deborah K. Pawlowski
Kei Advisors LLC
716.843.3908
dpawlowski@keiadvisors.com

###